EXHIBIT 99.1
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Chattem Announces Court States Intention to Approve Final PPA
Settlement; Reduction of Estimated Litigation Charge; Raises Estimates for Third Quarter

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Aug. 27, 2004--Chattem, Inc. (NASDAQ:CHTT), a leading marketer and manufacturer of branded consumer products, announced today that a fairness hearing to consider final approval of the class action settlement which the Company previously reached in the phenylpropanolamine (PPA) litigation related to the Company's Dexatrim(R) brand was held in the United States District Court for the Western District of Washington before Judge Barbara J. Rothstein on August 26, 2004. At the conclusion of the hearing, Judge Rothstein stated that the court would prepare and enter an order certifying the class and granting approval of the settlement. Based upon the court's statements, the number of claims submitted in the class action settlement, the number of claims which elected to opt out of the settlement and contributions from insurers and other third parties, Chattem now expects to record pre-tax charges totaling $10-15 million, or $7-10 million net of taxes, although the exact amount of this charge cannot yet be determined. The Company recorded the first portion of these charges, $3.5 million pre-tax or $.17 per share, during its second fiscal quarter. Chattem expects to record the balance of this charge in the third and fourth quarters of fiscal 2004. Chattem previously estimated the total pre-tax charge associated with the PPA litigation settlement to be $20-25 million.
    Separately, the Company stated that it expects results for its third fiscal quarter ending August 31, 2004 to exceed earlier estimates of $63-65 million in total revenues and $.41-.43 earnings per share, prior to charges to be recorded relative to the PPA litigation. Chattem stated that it currently expects total revenues to be $65-66 million and earnings per share, excluding litigation settlement charges, to be $.44-.46. The Company cited strong sales performances from its Icy Hot(R), Aspercreme(R), Selsun blue(R), Gold Bond(R) and Bull Frog(R) brands as the reason for the better than anticipated results.
    Chattem will release full third fiscal quarter results on September 16, 2004.
    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

    CONTACT: Chattem, Inc., Chattanooga
             Alec Taylor, 423-821-2037, ext. 3281
             or
             Rick Moss,  423-821-2037, ext. 3278
             or
             Investor Relations:
             Tammy Nichols, 423-821-2037, ext. 3209
             www.chattem.com